Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Year End Earnings.
Naperville, IL, March 23, 2010.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced audited results for the year 2009 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Year Ended December 31

	2009	2008
Net sales	$21,391,003	$28,518,931
Loss before income taxes	(1,959,751)	(1,251,482)
Net loss	(1,282,751)	(825,482)
Net loss per share	(1.33)	(.85)
Average shares outstanding	966,132	966,132

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500